FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WHITEHALL JEWELERS, INC.

Whitehall Jewelers, Inc., a corporation organized and existing under the laws of the State of Delaware does hereby certify as follows:

The name of the corporation is Whitehall Jewelers, Inc. and the original date of incorporation was November 20, 1947.

This restated certificate of incorporation amends and restates the certificate of incorporation as follows:

1.             The name of the Corporation is Whitehall Jewelers, Inc.

2.            The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, County of New Castle, City of Wilmington, in the state of Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.            The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law.

4.            The Corporation is authorized to issue one million (1,000,000) shares of Common Stock, $0.01 par value.

5.            The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law (including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof), as the same may be amended and supplemented from time to time. No amendment or repeal of this Article 5 shall apply to or have any effect on the liability or alleged liability of any directors of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

6.            The Board of Directors shall have the power to adopt, amend or repeal By-laws of the Corporation, subject to the right of the stockholders of the Corporation to adopt, amend or repeal any By-law.

7.            The Corporation shall, to the fullest extent permitted by the General Corporation Law (including, without limitation, Section 145 thereof), as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under the General Corporation Law. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled whether as a matter of law, under any By-law of the Corporation, by agreement, by vote of stockholders or disinterested directors of the Corporation or otherwise.

8.            The election of directors of the Corporation need not be by written ballot, unless the By-laws of the Corporation otherwise provide.

* * *

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this 21st day of June, 2007.

WHITEHALL JEWELLERS, INC.

By: /s/ Edward Dayoob

Name: Edward Dayoob
Title: President & CEO